Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146416

SUPPLEMENT NO. 1
(To Prospectus filed November 20, 2007)

342,432,734 shares

Acura Pharmaceuticals, Inc.

Common Stock

This Prospectus Supplement, which supplements the prospectus we filed on November 20, 2007, will be used by selling security holders to resell the shares of common stock by the selling stockholders. You should read this Prospectus Supplement in conjunction with the related prospectus and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus, as amended, except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus.

See “RISK FACTORS” beginning on page 3 of the Prospectus for information you should consider before buying any securities hereunder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read and rely only on the information contained in this Prospectus Supplement and the related Prospectus, together with those documents incorporated by reference. Neither Acura Pharmaceuticals, Inc. nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this Prospectus Supplement nor the related Prospectus, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this Prospectus Supplement or the related Prospectus, is accurate as of any date other than the date on the front cover of the respective document.  Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

The date of this Prospectus Supplement is December 3, 2007

ADDITION OF AND CHANGES TO SELLING STOCKHOLDERS

The entries for Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. and associated footnotes in the selling stockholders table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 15 of the Prospectus are replaced with the entries for such entities in the table below and the associated footnotes.

Warrant Strategies Fund, LLC is being added to the selling stockholders table as set forth in the table below.

These changes are being made following the acquisition by Warrant Strategies Fund, LLC of warrants to purchase 496,364 and 3,636 shares from Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., respectively on November 30 2007 (the “Warrant Transfer”).

The information with respect to Vivo Ventures Fund VI, L.P., Vivo Ventures VI Affiliates Fund, L.P., and Warrant Strategies Fund, LLC is current as of the date of the Prospectus, except that it gives effect to the Warrant Transfer.

Name of Selling Stockholder	Number of shares beneficially owned prior to the offering (1)	Number of shares being offered	Number of shares beneficially owned after the Offering	Percentage Ownership After Offering
Vivo Ventures Fund VI, L.P. (6)	24,321,816(23)	24,321,816(23)	0	*
Vivo Ventures VI Affiliates Fund, L.P. (6)	178,184(24)	178,184(24)	0	*
Warrant Strategies Fund, LLC (35)	500,000(36)	500,000(36)	0	*
____________
 * Less than One Percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Amounts in this column assume full exercise by the respective selling stockholders of all warrants whose underlying shares are covered by this Prospectus. Number of shares prior to the offering give effect to the transfer of warrants to purchase 496,364 and 3,636 shares from Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., respectively, to Warrant Strategies Fund, LLC on November 30, 2007 but are otherwise current as of the date of the Prospectus.

(6)
Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. are affiliated entities (the “Vivo Entities”). Vivo Ventures Fund VI, L.P. has the right to designate an observer to attend meetings of our Board of Directors, until such time as it disposes of 50% of the securities it acquired in the PIPE Transaction and Vivo Ventures Fund VI, L.P. has designated Albert Cha as such observer. The amounts listed for each of the Vivo Entities excludes the amounts held by any other Vivo Entity. All shares held by each Vivo Entity were acquired in the PIPE Transaction. Vivo Ventures Fund VI, L.P. invested $5 million and Vivo Ventures VI Affiliates Fund, L.P. invested $0.4 million in the PIPE Transaction.

(23)	Includes 4,467,272 shares underlying warrants acquired in the PIPE Transaction, exercisable at $0.34 per share.

(24)	Includes 32,728 shares underlying warrants acquired in the PIPE Transaction, exercisable at $0.34 per share.

(35)	The following natural person exercises voting, investment and dispositive rights over our securities held of record by Warrant Strategies Fund, LLC: J. Mitchell Hall.

(36)	Includes 500,000 shares underlying warrants acquired in the PIPE Transaction, exercisable at $0.34 per share.